Exhibit 4.4

THIRD AMENDMENT TO THE
HORSESHOE GAMING HOLDING CORP. 401(k) PLAN

WHEREAS, Horseshoe Gaming Holding Corp. (the “Employer”) heretofore adopted the Horseshoe Gaming Holding Corp. 401(k) Plan (the “Plan”); and

WHEREAS, the Employer reserved the right to amend the Plan; and

WHEREAS, the Employer desires to amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.                                       The first paragraph of Section 1.7 is hereby amended, effective as of January 1, 2002, to read as follows:

“COMPENSATION” shall mean the regular compensation paid to a Participant by the Employer for the Plan Year, including annual bonus amounts, paid time off and “lockbox” tips, but exclusive of any extraordinary compensation, awards, or benefits, any severance benefits, any program of deferred compensation or additional benefits payable other than in cash and any compensation received prior to his becoming a Participant in the Plan.

2.                                       Section 4.1(a) of the Plan shall be amended, effective as of January 1, 2002, by replacing the second paragraph thereof in its entirety with the following paragraph:

Each Participant who is a Nonhighly-Compensated Employee may elect to defer from 2% to 50% of such Participant’s Compensation.  Each Participant who is a Highly-Compensated Employee may elect to defer 2% to 20% of such Participant’s Compensation.  Notwithstanding the foregoing, each Participant who is at a Vice President level or above may elect to defer the lesser of 2% to 5% of such Participant’s Compensation or $10,000.  Any Participant who previously elected to defer 1% may continue to defer at that rate.

3.                                       Section 7.1 of the Plan is hereby amended, effective as of April 1, 2002, by adding the following to the conclusion of said Section:

“Notwithstanding the foregoing, the installment option under (b) above shall not apply to any distribution requested on or after April 1, 2002.”

4.                                       Section 7.2 of the Plan is hereby amended by adding the following paragraph at the conclusion of said Section:

With respect to distributions under the Plan made on or after November 1, 2001 for calendar years beginning on or after January 1, 2001, the Plan will apply the minimum distribution requirements of Section 401(a)(9) of the Internal Revenue Code in accordance with the regulations under Section 401(a)(9) that were proposed on January 17, 2001 (the 2001 Proposed Regulations), notwithstanding any provision of the Plan to the contrary.  If the total amount of required minimum distributions made to a

Participant for 2001 prior to November 1, 2001 are equal to or greater than the amount of required minimum distributions determined under the 2001 Proposed Regulations, then no additional distributions are required for such Participant for 2001 on or after such date.  If the total amount of required minimum distributions made to a Participant for 2001 prior to November 1, 2001 are less than the amount determined under the 2001 Proposed Regulations, then the amount of required minimum distributions for 2001 on or after such date will be determined so that the total amount of required minimum distributions for 2001 is the amount determined under the 2001 Proposed Regulations.  This amendment shall continue in effect until the last calendar year beginning before the effective date of the final regulations under Section 401(a)(9) or such other date as may be published by the Internal Revenue Code.

5.                                       Section 7.2 of the Plan is hereby further amended, effective as of April 1, 2002, by adding the following paragraph at the conclusion of said Section:

“In the event distribution is required to be made while the Participant is employed by the Employer pursuant to the preceding paragraph, the Participant may elect to receive the minimum amount required by applicable law.”

6.                                       Except as hereinabove amended, the provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Employer, by its duly authorized officer, has caused this Third Amendment to be executed on the 19th day of December 2001.

HORSESHOE GAMING HOLDING CORP.

By:	/s/ Demetrius Karos
Title : VP of Taxation